Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Memry Corporation Completes

Putnam Plastics Acquisition

Bethel, CT, November 9, 2004 – Memry Corporation (AMEX: MRY), the leading, independent manufacturer of high-value-added Nitinol components for the medical device industry, announced today that it has closed on the transaction to acquire substantially all of the assets and selected liabilities of Putnam Plastics Corporation.

Putnam’s annual revenue is in the $9 million to $11 million range and the company has been consistently profitable.

The purchase price was approximately $26 million. The company said payment would be made with a combination of $17 million in cash, 2,847,143 shares of Memry common stock and $2.5 million in deferred payments. Memry is financing the cash portion of the transaction through an expansion of its senior credit facility and assumption of subordinated debt.

Putnam Plastics Corporation, a privately held corporation founded in 1984, is one of the nation’s leading specialty polymer-extrusion companies serving the medical device industry. Its primary products are complex, multi-lumen, multi-layer extrusions used for guide wires, catheters, delivery systems and various other high-end interventional medical devices.

Memry Corporation CEO James Binch said, “The acquisition of Putnam will enable us to become a major supplier of highly engineered, critical medical components and sub-systems in key transcatheter application areas. This is enhanced by significant combined intellectual property across an expanded range of materials and enabling processing technologies. As medical-device companies compete to introduce less invasive and less traumatic devices, the requirement has grown for tightly-toleranced, plastic-extruded, small-diameter tubing that has become an important component of a variety of medical devices such as catheter systems, stents and drug delivery systems. There are only a few producers of engineered, small-diameter plastic extrusions such as Putnam. These highly specialized companies, along with high quality Nitinol suppliers such as Memry, are regarded by major medical-device companies as strategic suppliers.

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Memry Corp.

“We believe the addition of Putnam reinforces our market position as a strategic supplier of enabling technologies, products and services to the medical-device industry increasingly driven by transcatheter or percutaneous interventions. Both of us supply critical products for many of the same device companies, sometimes for the same applications. For example, we may make a nitinol self-expanding stent while Putnam may manufacture the shaft for its delivery catheter. Our new combined company gives us greater leverage in penetrating the market and expanding the customer base. Together we can expand horizontally and vertically into new applications and product areas of existing customers, as well as create new applications and customers that could not be developed by one company alone.

“We are particularly pleased to add the expertise of Jim Dandeneau and his talented people. They give Memry important new capabilities in processing value-added products for our customers. Many of our customers have asked Memry to provide more products and services so that they will deal with fewer vendors as their products move through the supply chain. We are looking forward to integrating the knowledge and resources that Putnam will bring to our firm,” Binch said.

Memry Senior Vice President for Finance and Administration and CFO Robert P. Belcher said, “The acquisition of Putnam will be modestly accretive in the near term, but is expected to be substantially more accretive in the years ahead. We are confident that the synergy created by the combination of technical expertise, custom-design and manufacturing capabilities in the development of value-added products will enhance Memry’s lead in producing superior and strategically important components for the medical device industry and continue to build shareholder value for the future.”

Putnam Plastics CEO Jim Dandeneau said, “We are delighted for our company to become a part of Memry. This will help us to maintain the highest standards for manufacturing medical components, an important goal for both firms. Expanding our sales and customer service teams will enable us to more rapidly commercialize new technologies.”

More information about Putnam Plastics may be found at the website http://www.putnamplastics.com.

An investment profile on Memry may be found at http://www.hawkassociates.com/memry/profile.htm

About Memry Corporation

Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the company’s proprietary shape memory alloy technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments. The company’s commercial and industrial businesses produce semi-finished materials and components.

For more information, contact Memry Senior Vice President for Finance and Administration and CFO Robert P. Belcher at (203) 739-1100, e-mail: Robert_Belcher@memry.com, or Frank Hawkins or Julie Marshall, Hawk Associates, Inc. at (305) 852-2383, e-mail: info@hawkassociates.com. Detailed information about Memry Corporation can be found on the website http://www.memry.com. Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on the website: http://www.hawkassociates.com

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control which may cause actual results, performance or achievements of the company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.